CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 10, 2016, relating to the financial statements and financial highlights, which appears in Vanguard Target Retirement 2010 Fund and Vanguard Target Retirement Income Fund’s (both a series of Vanguard Chester Funds) Annual Report on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Additional Information About the Funds” and “Representations and Warranties” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 24, 2017